Exhibit 99.2

Encore Capital Group Appoints Richard Stovsky to its Board of Directors

SAN DIEGO, August 8, 2018 -- Encore Capital Group, Inc. (NASDAQ: ECPG), an international specialty finance company, announced today the appointment of Richard Stovsky as a new member of its board of directors. Mr. Stovsky will serve on Encore’s Audit Committee and Risk and Information Security Committee.
Mr. Stovsky recently retired from PricewaterhouseCoopers LLP. He joined PwC in 1983 and served in positions of increasing responsibility, most recently as Vice Chairman.

“We are delighted Rich has agreed to join our Board as he has a wealth of experience in dealing with complex financial, accounting and tax issues. He complements the Board well and allows for us to continually raise the bar in terms of best in class governance on behalf of our shareholders,” said Michael Monaco, Chairman of the Board.

Ashish Masih, President and CEO of Encore, added “Rich brings over 30 years of experience as a business and tax adviser to public companies in a variety of industries, which will be invaluable to Encore. We look forward to his insight and contributions to the Board.”

Mr. Stovsky is a Certified Public Accountant, a graduate of The Ohio State University and the Cleveland Marshall College of Law, an active member in his community and a member of various not for profit boards and organizations in Cleveland.

About Encore Capital Group, Inc.
Encore Capital Group is an international specialty finance company that provides debt recovery solutions for consumers across a broad range of assets. Through its subsidiaries, Encore purchases portfolios of consumer receivables from major banks and credit unions.

Encore partners with individuals as they repay their obligations, helping them on the road to financial recovery and ultimately improving their economic well-being. Encore is the first and only company of its kind to operate with a Consumer Bill of Rights that provides industry-leading commitments to consumers. Headquartered in San Diego, the company is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about Encore can be found at http://www.encorecapital.com. More information about the Company’s Cabot Credit Management subsidiary can be found at http://www.cabotcm.com. Information found on the Company’s website or Cabot’s website is not incorporated by reference.

Contact:

Bruce Thomas
Vice President, Investor Relations
Encore Capital Group, Inc.
(858) 309-6442
bruce.thomas@encorecapital.com